Exhibit 11

                       ENRON CORP. AND SUBSIDIARIES
                     Calculation of Earnings Per Share
                                (Unaudited)

                                                      Year Ended December 31,
                                                    1994       1993        1992
                                                       (in thousands except
                                                        per share amounts)

Primary Earnings Per Share
  Earnings on common stock
     Income before extraordinary items            $453,410   $332,522    $328,800
     Preferred stock dividends                     (15,038)   (16,919)    (22,109)
                                                   438,372    315,603     306,691
     Extraordinary items                                 -          -     (22,615)
                                                  $438,372   $315,603    $284,076

  Average number of common shares outstanding      243,395    239,019     219,965

  Primary earnings per share of common stock
     Income before extraordinary items            $   1.80   $   1.32    $   1.39
     Extraordinary items                                 -          -        (.10)
                                                  $   1.80   $   1.32    $   1.29
Fully Diluted Earnings Per Share
  Adjusted earnings on common stock
     Income before extraordinary items            $453,410   $332,522    $328,800
     Preferred stock dividends                     (15,038)   (16,919)    (22,109)
     Add back:
       Dividends on convertible preferred stock     15,038     16,919      22,109
       Interest paid on convertible debentures           -          -       1,463
                                                   453,410    332,522     330,263
     Extraordinary items                                 -          -     (22,615)
                                                  $453,410   $332,522    $307,648

  Average number of common shares outstanding
   on a fully diluted basis
     Average number of common shares outstanding   243,395    239,019     219,965
     Additional shares issuable upon:
       Conversion of preferred stock                19,420     22,379      29,248
       Conversion of convertible debentures              -          -       1,966
       Exercise of stock options reduced by
        the number of shares which could have
        been purchased with the proceeds from
        exercise of such options                     3,122      3,930       3,064
                                                   265,937    265,328     254,243

  Fully diluted earnings per share of
   common stock
       Income before extraordinary items          $   1.70   $   1.25    $   1.30
       Extraordinary items                               -          -        (.09)
                                                  $   1.70   $   1.25    $   1.21